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                                                                    EXHIBIT 10.2
                                                                       [5/30/01]


                                    FORM OF

                            ROCKWELL COLLINS, INC.


                             DIRECTORS STOCK PLAN






1.    PURPOSE OF THE PLAN.

      The purpose of the Directors Stock Plan (the Plan) is to link the compensation of non-employee directors of Rockwell Collins, Inc. (Collins) directly with the interests of the Collins shareowners.


2.    PARTICIPANTS.

      Participants in the Plan shall consist of directors, other than the non-executive Chairman of the Board, of Collins who are not employees of Collins or any of its subsidiaries (Non-Employee Directors). The term "subsidiary" as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by Collins.
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3.   SHARES RESERVED UNDER THE PLAN.

     Subject to the provisions of Section 8 of the Plan, there shall be reserved for delivery under the Plan 325,000 shares of Common Stock, par value $.01 per share, of Collins (Shares). Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof.


4.   ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Compensation and Management Development Committee (the Committee) of the Board of Directors of Collins (the Board), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.


5.   EFFECTIVE DATE OF THE PLAN.

     The Plan has been approved by the Board and shall be submitted to the sole shareowner of Collins, and, if approved, shall become effective on the date on which Rockwell International Corporation (Rockwell) completes the


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     pro rata distribution of all the outstanding Shares to Rockwell's shareowners (the Distribution). The Plan shall also be submitted to the shareowners of Collins for approval at the Annual Meeting of Shareowners to be held in 2002, and, if approved by the shareowners, shall continue in full force and effect as provided herein.

6.   STOCK OPTIONS.

     (a)  Grant of Options.

           (i) Initial Grants and Grants upon Election or Appointment to the Board. Effective concurrently with the first grant of options under the Collins 2001 Long-Term Incentives Plan (the Initial Grant Date), each Non-Employee Director at such time shall be granted an option to purchase 10,000 Shares. Any individual who is elected or appointed for the first time as a Non-Employee Director of Collins after the Initial Grant Date, other than an individual who has served as the non-executive Chairman of the Board, shall be granted an option to purchase 10,000 Shares at the meeting of the Board at which, or immediately following the Annual Meeting of Shareowners at which, the Non-Employee Director is first elected a director of Collins.

          (ii) Annual Grants. Immediately following the Annual Meeting of Shareowners held in the year 2003 and each Annual Meeting of Shareowners thereafter, each Non-Employee Director who has served as a director for at least one year and is


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               elected a director at, or who was previously elected and
               continues as a director after, that Annual Meeting shall be granted an option to purchase 5,000 Shares.

         (iii) Discretionary Grants. At such times as the Board may determine, the Board may grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, options to purchase such additional number of Shares as the Board in its sole discretion shall determine.

     (b)  Exercise Price.

          The exercise price per share for each option granted under Section 6(a) shall be one hundred percent (100%) of the closing price per share (the Fair Market Value) of the Shares on the date of grant as reported on the New York Stock Exchange-Composite Transactions (or on the next preceding day that Shares were traded if they were not traded on the date of grant).

     (c)  Exercise and Termination.

          The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in three approximately equal installments on each of the first, second and third anniversaries of the date the


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          option is granted. No option shall be exercisable prior to one year nor after ten years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee's death for a period of three years (or until the expiration date specified in the option, if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age 70 or before age 70 with at least five years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five years from the date of the optionee's retirement or the expiration date specified in the option. If an optionee ceases to be a director by reason of disability or resignation from the Board for reasons of the antitrust laws, compliance with Collins' conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Collins, all options then held by such optionee may be exercised from and after such termination date for a period of one year (or until the expiration date specified in the option, if earlier), even if they were not exercisable at such termination date, unless otherwise determined by the Committee. If an optionee ceases to be a director while holding unexercised options for any reason not specified above, such options are then void. If a Change of Control


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          as defined in Article III, Section 13(I)(1) of Collins' By-laws shall occur, then all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not otherwise then exercisable.

     (d)  Nonassignability.

          Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee's spouse or natural, adopted or step-children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee's Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee's family.

7.   RESTRICTED SHARES IN LIEU OF CASH COMPENSATION.

     (a)  Minimum Award.

           (i) In accordance with the further provisions of Sections 7(a)(ii),
               (iii) and (iv), each person who is a Non-Employee Director shall receive fifty percent (50%) of his or her annual retainer fee for service on the Board (or the applicable pro rata portion thereof) by delivery of a whole number of restricted Shares (Restricted Shares) determined by dividing the portion of the retainer fee to be paid in Restricted Shares by the closing price of the Shares as reported on the New York Stock


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               Exchange-Composite Transactions on the date when payment is made
               (or on the next preceding day that Shares were traded if they were not traded on such date) and rounding up to the next higher whole number.


          (ii) Each person who is a Non-Employee Director immediately following the Distribution shall receive the Restricted Shares to which he or she is entitled pursuant to Section 7(a)(i) on the date when payment of the initial installment of the retainer fee is made.

         (iii) Each other person who is first elected or appointed as a Non-Employee Director after the Distribution but before the first day of Collins' 2002 fiscal year shall receive the Restricted Shares to which he or she is entitled pursuant to Section 7(a)(i) immediately following such election or appointment.

          (iv) On and after the first day of Collins' 2002 fiscal year, each Non-Employee Director shall receive the Restricted Shares to which he or she is entitled pursuant to Section 7.1(a)(i) on the first business day of Collins' 2002 fiscal year and each subsequent fiscal year (or, if later, the first business day during that fiscal year on which such person serves as a Non-Employee Director).

     (b)  Elective Awards.

          Each Non-Employee Director may elect each year, not later than


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          December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any part of the cash portion of his or her retainer or other fees to be paid for board, committee or other service in the following calendar year through the issuance or transfer of Restricted Shares, valued at the closing price as reported on the New York Stock Exchange-Composite Transactions on the date when each payment of such retainer amount would otherwise be made in cash.

     (c)  Discretionary Grants.

          At such times as the Board may determine, the Board may grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, awards of such additional numbers of Restricted Shares as the Board in its sole discretion may determine.

     (d)  Terms of Restricted Shares.

          Upon receipt of Restricted Shares, the recipient shall have the right to vote the Shares and to receive dividends thereon, and the Shares shall have all the attributes of outstanding Shares, except that the Restricted Shares shall be held in book-entry accounts subject to the direction of Collins (or if Collins elects, certificates therefor may be issued in the recipient's name but delivered to and held by Collins) until ten days after (i) the recipient retires from the Board after attaining age 70 and having served at least three years service as a director or (ii) the recipient ceases to be a director by reason of the


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          antitrust laws, compliance with Collins' conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Collins, when the restrictions on such book-entry accounts shall be released (or any certificates issued shall be delivered to the director), and such Shares shall cease to be Restricted Shares. If a Change of Control as defined in Article III, Section 13(I)(1) of Collins' By-laws shall occur, then the restrictions on all shares granted as Restricted Shares under the Plan at any time before the occurrence of a Change of Control shall forthwith lapse, those Shares shall cease to be Restricted Shares and certificates for those Shares shall be delivered as promptly as practicable to the directors in whose names they are registered.


8.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.




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9.   GOVERNMENT AND OTHER REGULATIONS.

     The obligations of Collins to deliver Shares under the Plan or upon exercise of options granted under Section 6 of the Plan shall be subject to
     (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed on the New York Stock Exchange.

10.  AMENDMENT AND TERMINATION OF THE PLAN.

     The Plan may be amended by the Board in any respect, provided that, without shareowner approval, no amendment shall materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 8 hereof). The Plan may also be terminated at any time by the Board. Termination of the Plan shall not affect the rights of Non-Employee Directors with respect to awards previously granted to them and all unexpired awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

11.  MISCELLANEOUS.

     (a) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in


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          any other way with Collins.

     (b) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.









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